Exhibit (A)(1)(L)

VIGOR INDUSTRIAL LLC ANNOUNCES 88% TENDER IN

OFFER FOR SHARES OF TODD SHIPYARDS CORPORATION;

TENDER OFFER EXPIRES

SEATTLE AND PORTLAND – February 14, 2011 – TODD SHIPYARDS CORPORATION (NYSE: TOD) (“Todd”) and VIGOR INDUSTRIAL LLC (“Vigor”) today announced that the tender offer by Vigor’s wholly owned subsidiary, Nautical Miles, Inc. (“Purchaser”) for all of the outstanding shares of common stock of Todd at a price of $22.27 per share net to the holder in cash, without interest and less any required withholding and transfer taxes, expired at 12:00 midnight, New York City time, on Friday, February 11, 2011. The tender offer was initiated pursuant to an offer to purchase and related letter of transmittal, each dated December 30, 2010, and a merger agreement dated December 22, 2010 among Todd, Vigor, and Purchaser (the “Merger Agreement”).

American Stock Transfer & Trust Company, LLC, the depositary for the offer, has indicated that, as of the February 11th expiration date, approximately 5,121,073 shares of common stock of Todd had been validly tendered and not withdrawn pursuant to the offer, representing approximately 88.4% of the outstanding shares. This satisfies the minimum tender condition of the Merger Agreement which required the tender of approximately 67% of the outstanding shares as a condition to the closing of the offer.

Vigor intends to consummate the closing of the tender offer, top-up option and short-form merger on February 15, 2011.

Contacts for More information

For Todd	For Vigor

Media Inquiries

Mr. Ashley Bach	Alan Sprott
Pacific Public Affairs	Vigor Industrial LLC
(206) 682-5066	(503) 703-0875

Investors

Michael G. Marsh	Phoenix Advisory Partners
General Counsel	Information Agent
(206) 623-1635, x 501	(800) 576-4314

About Todd Shipyards Corporation

Todd, a Delaware corporation, through its subsidiaries, performs a substantial amount of repair and maintenance work on commercial and federal government vessels and provides new construction and industrial fabrication services for a wide variety of customers. Its customers include the U.S. Navy, the U.S. Coast Guard, the Washington

State Ferry system, NOAA, the Alaska Marine Highway System, and various other commercial and governmental customers. Todd has operated a shipyard in Seattle, Washington since 1916 and also operates a shipyard and facilities in Everett and Bremerton, Washington.

About Vigor Industrial LLC

Vigor, an Oregon limited liability company, through its subsidiaries, operates businesses providing ship repair and conversion, barge building, industrial coating, machining, industrial real estate, and fabrication services. Vigor performs ship repair work through Vigor Marine LLC and Cascade General, located at the Portland Shipyard in Portland, Oregon, Washington Marine Repair, located at Port Angeles, Washington, and Vigor Marine Tacoma, located in the Port of Tacoma, Washington. The company also performs ship repair work at locations in San Diego, California, Everett, Washington and Bremerton, Washington. US Barge LLC, a wholly owned Vigor Industrial subsidiary, constructs barges at the Portland Shipyard.

Forward Looking Statements

Statements in this release that relate to future results and events are forward-looking statements based on Todd’s and Vigor’s current expectations, respectively. Actual results and events in future periods may differ materially from those expressed or implied by these forward-looking statements because of a number of risks, uncertainties and other factors. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including the expected benefits and costs of the transaction; management plans relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction; any statements of the plans, strategies and objectives of management for future operations, including the execution of integration plans; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the possibility that expected benefits may not materialize as expected; that the transaction may not be timely completed, if at all; that, prior to the completion of the transaction, Todd’s business may experience disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, customers, other business partners or governmental entities and other risks that are described in Todd’s Securities and Exchange Commission reports, including but not limited to the risks described in Todd’s Annual Report on Form 10-K for its fiscal year ended March 28, 2010. Todd assumes no obligation and does not intend to update these forward-looking statements.

Important Information about the Tender Offer

This press release is neither an offer to purchase nor a solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of Todd common stock is being made pursuant to an offer to purchase and related materials that Purchaser and Vigor have filed on Schedule TO with the Securities and Exchange Commission. Todd has also filed solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer with the Securities and Exchange Commission. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement contain important information that should be read carefully and considered before any decision is made with respect to the tender offer. These materials have been sent free of charge to all stockholders of Todd. In addition, all of these materials (and all other materials filed by Todd with the Securities and Exchange Commission) are available at no charge from the Securities and Exchange Commission through its website at www.sec.gov. Free copies of the offer to purchase, the related letter of transmittal and certain other offering documents are also available from Phoenix Advisory Partners, the information agent for the tender offer, by calling (800) 576-4314. Investors and security holders may also obtain free copies of the documents filed with the Securities and Exchange Commission by Todd by contacting Michael Marsh, Secretary of Todd, telephone number (206) 442-8501.